Exhibit 23

Independent Auditors’ Consent

The Administrative Committee
Texas Regional Bancshares, Inc.
Amended and Restated
Employee Stock Ownership Plan
(With 401(k) Provisions):

We consent to the incorporation by reference in the Registration Statement No. 33-39386 on Form S-8 of Texas Regional Bancshares, Inc. of our report dated June 26, 2003, with respect to the statements of net assets available for plan benefits of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions) (the Plan) as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the supplemental Schedule H, Line 4i – schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions).

/s/ KPMG LLP

Austin, Texas

June 26, 2003